MERCURY TOTAL RETURN BOND VIP PORTFOLIO

FILE # 811- 08163

ATTACHMENT 77O

FUND	TRADE DATE	DESCRIPTION OF SECURITY	AMOUNT PURCHASED	ISSUE SIZE	MEMBER OF UNDERWRITING SYNDICATE FROM WHOM FUND PURCHASED
Total Return Bond VIP	08/16/00	Qwest Capital Funding 7.9% 08/15/10	$150,000	$1,750,000,000	Salomon Smith Barney
Total Return Bond VIP	08/03/00	Comdisco Inc. 9.5% 08/15/03	$30,000	$500,000,000	Salomon Smith Barney